Exhibit 99.1

Contacts: Pat Sheaffer, Ron Wysaske or Kevin Lycklama, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earnings Increase to $1.5 Million in Fourth Fiscal Quarter;
Led by Credit Quality Improvements and Net Interest Margin Expansion

Vancouver, WA – April 30, 2015 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported that it earned $1.5 million, or $0.07 per diluted share, in the fourth fiscal quarter ended March 31, 2015 compared to $1.1 million, or $0.05 per diluted share, in the preceding quarter. In the fourth quarter of fiscal 2014, earnings totaled $16.6 million, or $0.74 per diluted share, which included a $15.1 million recapture of its deferred tax asset valuation allowance.

For all of fiscal year 2015, net income was $4.5 million, or $0.20 per diluted share, compared to $19.4 million, or $0.87 per diluted share, in fiscal year 2014.

“We closed our fiscal year with a solid fourth quarter, building on the momentum we have established over the past year,” said Pat Sheaffer, chairman and chief executive officer. “We are continuing to generate solid year-over-year growth in our loan and deposit portfolios, while growing our revenues, improving asset quality and enhancing operating efficiencies. With these accomplishments in place, we were pleased to be able to reinstate payment of a cash dividend to our shareholders this quarter.”

Riverview Asset Management and Trust Company (“RAMCO”) had strong growth in the fourth quarter with assets under management increasing to $409.3 million at March 31, 2015. “We have continued with our success story again this quarter,” stated John Karas, president and chief executive officer of RAMCO. “Assets under management increased over $30 million this quarter and have grown nearly 14% during the past year. We have been serving the Southwest Washington market for more than 15 years and we remain committed to staying local and continuing to provide top quality service in our local markets.”

Fourth Quarter Highlights (at or for the period ended March 31, 2015)

•	Reinstated quarterly cash dividend of $0.01125 per share.
•	Fourth quarter net income was $1.5 million, or $0.07 per diluted share.
•	Fourth quarter pre-tax income increased to $2.2 million compared to $1.7 million in the preceding quarter and $1.5 million a year ago.
•	Net interest margin expanded 13 basis points during the quarter to 3.71%.
•	Net loans increased to $569.0 million compared to $520.9 million a year ago (9.2% increase).
•	Classified assets decreased $6.0 million during the current quarter to $16.8 million (26.4% decline).
•	NPAs declined to 0.81% of total assets from 2.64% a year ago.
•	Riverview Asset Management Corporation’s assets under management increased $32.7 million during the quarter to $409.3 million.
•	Total risk-based capital ratio was 15.89% and Tier 1 leverage ratio was 10.89%.

Balance Sheet Review

Net loans increased to $569.0 million at March 31, 2015. Loan originations totaled $47.1 million during the quarter compared to $36.3 million in the third fiscal quarter. Average loan balances increased $31.8 million during the fourth quarter compared to the preceding quarter. Net loan balance increased 9.2% compared to $520.9 million a year ago. At

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

March 31, 2015, there was $53.0 million in the loan pipeline and $21.2 million in undisbursed construction loans that are anticipated to fund over the next fiscal year.

“The greater Portland/Vancouver market continues to generate strong job growth, attract population in-migration and is recovering at a faster pace than much of the nation,” said Ron Wysaske, president and chief operating officer. “Consequently, over the past year, we have generated solid growth in nearly every major category of our loan portfolio, with accelerating expansion in construction lending and commercial loans.”

Total deposits increased to $720.9 million at March 31, 2015, compared to $690.1 million a year earlier and $689.3 million at December 31, 2014. The Company continues to focus on attracting core deposits and building long-term customer relationships. As of March 31, 2015, checking accounts represented 37.1% of total deposits (interest checking accounts represent 16.0% and non-interest checking accounts represent 21.1%).

Average deposit balances were $711.5 million for the quarter-ended March 31, 2015 compared to $693.7 million in the preceding quarter.

The Company continues to focus on improving value for its shareholders. At March 31, 2015, shareholders’ equity improved to $103.8 million compared to $98.0 million a year earlier. Tangible book value improved to $3.46 per share at March 31, 2015 compared to $3.20 per share a year ago. The Company paid a $0.01125 cash dividend on April 21, 2015.

Credit Quality

“Credit quality continues to improve reflecting the diligence of our team and the improving local economy,” said Dan Cox, executive vice president and chief credit officer. “The positive momentum we have gained while working our problem asset balances down has allowed us to focus more attention on growing our loan portfolio.”

Classified assets decreased $6.0 million during the quarter to $16.8 million at March 31, 2015, compared to $22.9 million at December 31, 2014. The classified asset ratio decreased to 17.0% at March 31, 2015, compared to 23.8% three months earlier. During the past twelve months, Riverview has reduced its classified assets by $26.6 million, or 61.2%.

Riverview’s real estate owned (“REO”) balances were $1.6 million at March 31, 2015. Sales of REO properties remained strong with total sales of $709,000 during the quarter, with no write-downs and $708,000 in additions.

Riverview recorded a $750,000 recapture of loan losses during the fourth quarter of fiscal 2015 compared to a $400,000 recapture of loan losses during the preceding quarter. For the full year, Riverview recorded a $1.8 million recapture of loan losses compared to a $3.7 million recapture in fiscal year 2014. The recapture of loan losses reflects the continued improvement in credit quality as well as the positive impact from continued loan recoveries.

Net loan charge-offs totaled $189,000 during the quarter compared to net recoveries of $100,000 in the preceding quarter. For the full year, Riverview had net recoveries of $11,000. The allowance for loan losses at March 31, 2015 totaled $10.8 million, representing 1.86% of total loans and 202.4% of nonperforming loans.

Income Statement

Riverview’s fiscal fourth quarter net interest income was $6.9 million, which was a 16.1% increase compared to $6.0 million in the fiscal fourth quarter a year ago and a 2.9% increase compared to $6.7 million in the preceding quarter. For the fiscal year, net interest income increased to $26.7 million compared to $24.2 million in fiscal year 2014. Higher average balances in both the loan and investment portfolios led to the increase.

“Over the past year, we have grown the loan portfolio and allocated additional cash balances into higher yielding loan and investment products which helped our net interest margin expand 13 basis points during the quarter compared to three months earlier and improve by 38 basis points compared to the year ago quarter,” said Kevin Lycklama, executive vice president and chief financial officer. “This margin expansion, coupled with the growth in our loan and investment portfolios, has resulted in an increase in our net interest income of nearly $2.5 million during this past fiscal year. We anticipate that we will continue to see positive results from these changes in the coming fiscal year.”

Riverview’s net interest margin increased to 3.71% in the fiscal fourth quarter from 3.58% for the preceding quarter and 3.33% in the fiscal fourth quarter a year ago. Part of this increase was due to the collection of interest from a prior

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

nonaccrual loan of $102,000, which contributed approximately five basis points to the margin in the fourth quarter. For the fiscal year, Riverview’s net interest margin improved 22 basis points to 3.59% compared to 3.37% in fiscal 2014.

Non-interest income was $2.2 million in the fourth quarter compared to $1.9 million in the fourth quarter a year ago and $2.3 million in the preceding quarter. Asset management fees increased to $727,000 during the quarter compared to $694,000 in the fourth quarter a year ago. For fiscal 2015, non-interest income increased to $8.9 million compared to $8.4 million in fiscal 2014.

“We were pleased with the growth we have seen in non-interest income over the past year,” stated Lycklama. “Continuing to grow non-interest income will be a top priority for the Company in the coming fiscal year. We have several initiatives in place which we anticipate will help us to further expand on these revenues.”

Riverview’s non-interest expense was $7.7 million in the fourth quarter compared to $7.6 million in the preceding quarter and $7.5 million in the fourth quarter a year ago. For fiscal year 2015, Riverview’s non-interest expenses decreased to $30.7 million compared to $32.0 million in the prior fiscal year.

Capital

Riverview continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 15.89%, Tier 1 leverage ratio of 10.89% and tangible common equity to tangible assets of 9.35% at March 31, 2015.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014

Shareholders' equity	$103,801	$101,912	$97,978
Goodwill	25,572	25,572	25,572
Other intangible assets, net	401	401	395

Tangible shareholders' equity	$77,828	$75,939	$72,011

Total assets	$858,750	$828,435	$824,521
Goodwill	25,572	25,572	25,572
Other intangible assets, net	401	401	395

Tangible assets	$832,777	$802,462	$798,554

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $859 million, it is the parent company of the 92 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2015	December 31, 2014	March 31, 2014
ASSETS

Cash (including interest-earning accounts of $45,490, $5,872	$58,659	$21,981	$68,577
and $51,715)
Certificate of deposits held for investment	25,969	27,214	36,925
Loans held for sale	778	724	1,024
Investment securities available for sale, at fair value	15,751	17,150	23,394
Mortgage-backed securities held to maturity, at amortized	86	88	101
Mortgage-backed securities available for sale, at fair value	96,712	101,216	78,575
Loans receivable (net of allowance for loan losses of $10,762, $11,701
and $12,551)	569,010	567,398	520,937
Real estate and other pers. property owned	1,603	1,604	7,703
Prepaid expenses and other assets	3,236	3,041	3,197
Accrued interest receivable	2,139	2,024	1,836
Federal Home Loan Bank stock, at cost	5,924	6,120	6,744
Premises and equipment, net	15,434	15,683	16,417
Deferred income taxes, net	12,568	13,500	15,433
Mortgage servicing rights, net	399	393	369
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	2	8	26
Bank owned life insurance	24,908	24,719	17,691

TOTAL ASSETS	$858,750	$828,435	$824,521

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$720,850	$689,330	$690,066
Accrued expenses and other liabilities	8,111	9,397	10,497
Advance payments by borrowers for taxes and insurance	495	199	467
Federal Home Loan Bank Advances	-	2,100	-
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,276	2,298	2,361
Total liabilities	754,413	726,005	726,072

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2015 – 22,489,890 issued and outstanding;	225	225	225
December 31, 2014 - 22,471,890 issued and outstanding;
March 31, 2014 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,268	65,217	65,195
Retained earnings	37,830	36,565	33,592
Unearned shares issued to employee stock ownership trust	(284)	(310)	(387)
Accumulated other comprehensive loss	762	215	(647)
Total shareholders’ equity	103,801	101,912	97,978

Noncontrolling interest	536	518	471
Total equity	104,337	102,430	98,449

TOTAL LIABILITIES AND EQUITY	$858,750	$828,435	$824,521

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2015	Dec. 31, 2014	March 31, 2014	March 31, 2015	March 31, 2014
INTEREST INCOME:
Interest and fees on loans receivable	$6,741	$6,498	$6,034	$25,896	$25,423
Interest on investment securities-taxable	100	75	80	357	271
Interest on mortgage-backed securities	409	520	268	1,917	424
Other interest and dividends	97	110	154	456	686
Total interest income	7,347	7,203	6,536	28,626	26,804

INTEREST EXPENSE:
Interest on deposits	302	322	436	1,326	1,973
Interest on borrowings	132	163	146	590	595
Total interest expense	434	485	582	1,916	2,568
Net interest income	6,913	6,718	5,954	26,710	24,236
Recapture of loan losses	(750)	(400)	(1,200)	(1,800)	(3,700)

Net interest income after recapture of loan losses	7,663	7,118	7,154	28,510	27,936

NON-INTEREST INCOME:
Fees and service charges	1,057	1,032	957	4,317	4,258
Asset management fees	727	718	694	2,975	2,630
Gain on sale of loans held for sale	161	154	58	596	667
Bank owned life insurance income	188	196	134	716	553
Other	45	164	7	271	259
Total non-interest income	2,178	2,264	1,850	8,875	8,367

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,818	4,472	4,059	17,805	15,755
Occupancy and depreciation	1,146	1,223	1,190	4,778	4,811
Data processing	408	495	417	1,807	2,058
Amortization of core deposit intangible	6	6	7	24	40
Advertising and marketing expense	106	169	148	628	726
FDIC insurance premium	129	143	259	627	1,487
State and local taxes	143	162	122	559	462
Telecommunications	72	73	77	295	304
Professional fees	241	302	295	1,089	1,290
Real estate owned expenses	93	99	363	994	2,765
Other	527	502	523	2,138	2,263
Total non-interest expense	7,689	7,646	7,460	30,744	31,961

INCOME BEFORE INCOME TAXES	2,152	1,736	1,544	6,641	4,342
PROVISION (BENEFIT) FOR INCOME TAXES	634	587	(15,097)	2,150	(15,081)
NET INCOME	$1,518	$1,149	$16,641	$4,491	$19,423

Earnings per common share:
Basic	$0.07	$0.05	$0.74	$0.20	$0.87
Diluted	$0.07	$0.05	$0.74	$0.20	$0.87
Weighted average number of shares outstanding:
Basic	22,404,870	22,394,910	22,376,437	22,392,744	22,367,174
Diluted	22,460,054	22,439,195	22,385,244	22,431,839	22,369,046

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2015	Dec. 31, 2014	March 31, 2014	March 31, 2015	March 31, 2014
AVERAGE BALANCES
Average interest–earning assets	$755,848	$744,351	$726,218	$743,870	$718,802
Average interest-bearing liabilities	588,664	573,417	585,686	579,627	577,543
Net average earning assets	167,184	170,934	140,532	164,243	141,259
Average loans	586,159	554,376	517,419	557,440	522,806
Average deposits	711,536	693,695	682,888	695,283	672,740
Average equity	103,837	102,327	82,866	101,715	81,858
Average tangible equity	77,858	76,358	56,883	75,744	55,851

ASSET QUALITY	March 31, 2015	Dec. 31, 2014	March 31, 2014

Non-performing loans	5,318	7,729	14,062
Non-performing loans to total loans	0.92%	1.33%	2.64%
Real estate/repossessed assets owned	1,603	1,604	7,703
Non-performing assets	6,921	9,333	21,765
Non-performing assets to total assets	0.81%	1.13%	2.64%
Net loan charge-offs in the quarter	189	(100)	297
Net charge-offs in the quarter/average net loans	0.13%	(0.07)%	0.23%

Allowance for loan losses	10,762	11,701	12,551
Average interest-earning assets to average
interest-bearing liabilities	128.40%	129.81%	123.99%
Allowance for loan losses to
non-performing loans	202.37%	151.39%	89.25%
Allowance for loan losses to total loans	1.86%	2.02%	2.35%
Shareholders’ equity to assets	12.09%	12.30%	11.88%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.89%	15.59%	16.66%
Tier 1 capital (to risk weighted assets)	14.63%	14.33%	15.40%
Common equity tier 1 (to risk weighted assets)	14.54%	N/A	N/A
Tier 1 capital (to leverage assets)	10.89%	10.72%	10.71%
Tangible common equity (to tangible assets)	9.35%	9.46%	9.02%

DEPOSIT MIX	March 31, 2015	Dec. 31, 2014	March 31, 2014

Interest checking	$115,461	$107,701	$104,543
Regular savings	77,132	74,111	66,702
Money market deposit accounts	237,465	222,300	227,933
Non-interest checking	151,953	144,189	128,635
Certificates of deposit	138,839	141,029	162,253
Total deposits	$720,850	$689,330	$690,066

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

COMPOSITION OF COMMERCIAL AND CONSTRUCTION  LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
March 31, 2015	(Dollars in thousands)
Commercial	$77,186	$-	$-	$77,186
Commercial construction	-	-	27,967	27,967
Office buildings	-	86,813	-	86,813
Warehouse/industrial	-	42,173	-	42,173
Retail/shopping centers/strip malls	-	60,736	-	60,736
Assisted living facilities	-	1,846	-	1,846
Single purpose facilities	-	108,123	-	108,123
Land	-	15,358	-	15,358
Multi-family	-	30,457	-	30,457
One-to-four family	-	-	2,531	2,531
Total	$77,186	$345,506	$30,498	$453,190

March 31, 2014
Commercial	$71,632	$-	$-	$71,632
Commercial construction	-	-	15,618	15,618
Office buildings	-	77,476	-	77,476
Warehouse/industrial	-	45,632	-	45,632
Retail/shopping centers/strip malls	-	63,049	-	63,049
Assisted living facilities	-	7,585	-	7,585
Single purpose facilities	-	93,766	-	93,766
Land	-	16,245	-	16,245
Multi-family	-	21,128	-	21,128
One-to-four family	-	-	3,864	3,864
Total	$71,632	$324,881	$19,482	$415,995

LOAN MIX	March 31, 2015	Dec. 31, 2014	March 31, 2014
	(Dollars in Thousands)
Commercial and construction
Commercial	$77,186	$82,284	$71,632
Other real estate mortgage	345,506	337,030	324,881
Real estate construction	30,498	29,199	19,482
Total commercial and construction	453,190	448,513	415,995
Consumer
Real estate one-to-four family	89,801	90,865	93,007
Other installment	36,781	39,721	24,486
Total consumer	126,582	130,586	117,493

Total loans	579,772	579,099	533,488

Less:
Allowance for loan losses	10,762	11,701	12,551
Loans receivable, net	$569,010	$567,398	$520,937

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2015	(Dollars in thousands)
Non-performing assets

Commercial real estate	$993	$1,372	$926	$-	$-	$3,291
Land	-	801	-	-	-	801
Consumer	440	14	489	265	18	1,226
Total non-performing loans	1,433	2,187	1,415	265	18	5,318

REO	706	-	852	45	-	1,603

Total non-performing assets	$2,139	$2,187	$2,267	$310	$18	$6,921

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
March 31, 2015	(Dollars in thousands)
Land development and spec construction loans

Land development loans	$108	$2,895	$12,355	$15,358
Spec construction loans	-	108	1,578	1,686

Total land development and spec construction	$108	$3,003	$13,933	$17,044

RVSB Reports Fourth Quarter Fiscal 2015 Profits
April 30, 2015

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2015	Dec. 31, 2014	March 31, 2014	March 31, 2015	March 31, 2014

Efficiency ratio (4)	84.58%	85.13%	95.59%	86.40%	98.03%
Coverage ratio (6)	89.91%	87.86%	79.81%	86.88%	75.83%
Return on average assets (1)	0.73%	0.55%	8.44%	0.54%	2.46%
Return on average equity (1)	5.93%	4.45%	81.44%	4.42%	23.73%

NET INTEREST SPREAD
Yield on loans	4.66%	4.65%	4.73%	4.65%	4.86%
Yield on investment securities	1.80%	1.73%	1.84%	1.85%	1.65%
Total yield on interest earning assets	3.94%	3.84%	3.65%	3.85%	3.73%

Cost of interest bearing deposits	0.22%	0.23%	0.32%	0.24%	0.36%
Cost of FHLB advances and other borrowings	2.14%	2.48%	2.36%	2.33%	2.37%
Total cost of interest bearing liabilities	0.30%	0.34%	0.40%	0.33%	0.44%

Spread (7)	3.64%	3.50%	3.25%	3.52%	3.29%
Net interest margin	3.71%	3.58%	3.33%	3.59%	3.37%

PER SHARE DATA
Basic earnings per share (2)	$0.07	$0.05	$0.74	$0.20	$0.87
Diluted earnings per share (3)	$0.07	$0.05	$0.74	$0.20	$0.87
Book value per share (5)	4.62	4.54	4.36	4.62	4.36
Tangible book value per share (5)	3.46	3.38	3.20	3.46	3.20
Market price per share:
High for the period	$4.74	$4.49	$3.49	$4.74	$3.49
Low for the period	4.32	3.84	2.82	3.38	2.27
Close for period end	4.50	4.48	3.43	4.50	3.43
Cash dividends declared per share	0.01125	-	-	0.01125	-

Average number of shares outstanding:
Basic (2)	22,404,870	22,394,910	22,376,437	22,392,744	22,367,174
Diluted (3)	22,460,054	22,439,195	22,385,244	22,431,839	22,369,046

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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